EXHIBIT 99.1
Access National Corporation Prices Offering of 2,135,000 Shares of Common Stock
Reston, Virginia – July 28, 2006 – Access National Corporation (“Access National” or the “Company”) (NASDAQ: ANCX) today announced that on July 27, it executed an underwriting agreement for the sale of 2,135,000 shares of its common stock of which 2,000,000 shares are to be sold by the Company and 135,000 shares are to be sold by selling shareholders at a public offering price of $9.38 per share.
The approximately $17.3 million in net proceeds from the offering will be used for general corporate purposes including investments in the Company’s subsidiary bank to support continued growth in loans and deposits.
Keefe, Bruyette & Woods served as lead underwriter and sole book-running manager. Scott & Stringfellow, Inc. served as co-manager for the offering. The Company and the selling shareholders have granted the underwriters an option, exercisable within 30 days, to purchase an additional 320,250 shares to cover over-allotments.
When available, copies of a written prospectus for the offering may be obtained from the syndicate desk of Keefe, Bruyette & Woods, Inc., by contacting them at the following address and telephone number: 787 Seventh Avenue, 4th Floor, New York, New York 10019; (212) 887-8968.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank. The bank, established in December 1999, serves the business community in the Washington, D.C. metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to the bank’s clients and consumers in the same area and other select markets. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol “ANCX”.
This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by use of words such as “may,” “could,” “expect,” “believe,” “anticipate,” “intend,” “plan” or variations thereof. These forward-looking statements may contain information related to matters such as Access National’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the company’s operations and business environment, which are difficult to predict and beyond the control of the company. Such risks and uncertainties could cause Access National’s actual results to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to Access National’s Annual Report on Form 10-K and other SEC filings.
CONTACT: Access National Corporation
Michael Clarke, 703-871-2100